Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Equity Trust

We consent to the use of our reports dated December 17, 2015 with respect to the financial statements of ClearBridge International Value Fund and ClearBridge Large Cap Value Fund, each a series of the Legg Mason Partners Equity Trust, as of October 31, 2015, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

February 22, 2016